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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

            ZONAGEN REPORTS INTERIM ASSESSMENT OF ONE MONTH DATA FROM
             STUDY OF PROGENTA IN THE TREATMENT OF UTERINE FIBROIDS

                 HIGHEST DOSE OF PROGENTA ACHIEVES STATISTICALLY
                     SIGNIFICANT REDUCTION IN FIBROID SIZE

         THE WOODLANDS, Texas--(BUSINESS WIRE)--Nov. 8, 2004-- Zonagen, Inc. (Nasdaq:ZONA - News; PCX:ZNG) today released preliminary one month findings from its study of Progenta(TM) in the treatment of uterine fibroids. The study included three dose levels of Progenta(TM) as well as placebo and positive control arms. The positive control was Lucrin(R), a GnRH agonist, commonly used for the treatment of fibroids. Progenta(TM) was administered as a daily oral dose of either 12.5mg, 25mg, or 50mg capsules.

         After one-month exposure only the high dose of Progenta(TM) achieved statistically significant reduction of fibroid size as compared to baseline. Patients on the highest dose of Progenta(TM) experienced a statistically significant reduction in fibroid size of 24.2% (p=0.013). None of the other doses, nor the positive control, achieved statistically significant reductions, although the Lucrin(R) group approached statistical significance (p=0.057) with an average reduction of 20.2%. When fibroid size was compared between the initial screening visit and after one month of drug exposure the low and mid dose of Progenta(TM) achieved reductions of 9.5% and 13.6% compared to the initial screening visit, but because of the small size of the study and because of the more modest reduction of fibroid size within these groups, these reductions did not achieve statistical significance.

         The study completed enrollment of 30 women diagnosed with uterine fibroids. The last day of dosing for the study will occur in the second half of December 2004. Final results will be released as soon as practical thereafter.

         The women were referred to the trial by several gynecological practices in Warsaw, Poland. They were randomized into one of five parallel groups; placebo, three different dose levels of Progenta(TM), and a positive control group consisting of Lucrin(R), an approved gonadotropin releasing hormone agonist ("GnRHa"). GnRHa's are the current gold standard of drug therapy for the indication and used most frequently prior to hysterectomy. The placebo and Progenta(TM) groups were blinded and remain blinded to the attending physicians and enrolled patients. The study consists of three phases. The initial phase consisted of a Day 1 dosing for both initial safety and pharmacokinetics. Following a one week washout and safety assessment, women entered phase two taking the drug for 30 days after which time they were readmitted into the clinic to evaluate steady state pharmacokinetics, effects on fibroid size, bone mineral density and hemoglobin. At that time, women could elect to switch to the GnRHa for the duration of the study or stay on their blinded medication (phase three). At the end of the study, women on Progenta(TM) will be evaluated for changes in bone mineral density, hemoglobin levels and fibroid size and compared against the changes experienced by the positive control group dosed with a GnRHa.

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         As of November 8th all women remaining in the study have completed phase two of the study, consisting of the first thirty-day chronic exposure to Progenta(TM) or Lucrin(R). One woman on the high dose of Progenta(TM) and one woman on Lucrin(R) have been discontinued from the study. Both women were discontinued prior to chronic exposure to the drug. The woman in the high dose Progenta(TM) group was discontinued due to the finding of a uterine tumor unrelated to drug exposure and the woman in the Lucrin(R) group was discontinued due to her inability to meet the clinical visitation schedule. None of the women in the double-blinded portion of the trial have elected to switch to Lucrin(R) upon entering phase three. Furthermore, none of the women in the study have experienced any side effects of note or changes in clinical chemistry. To date, the drug has been well tolerated. Although the women in the high dose Progenta(TM) group have experienced fibroid reduction, as measured by ultrasound, numerically equivalent to or superior to the GnRHa, it should be cautioned that the effects of a GnRHa, which is approved for this indication, are best evaluated after at least three months of dosing.

ABOUT ZONAGEN

         Zonagen is engaged in the development of new drugs to treat hormonal and reproductive system disorders.

         Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties including Zonagen's ability to have success in the clinical development of its technologies, Zonagen's ability to raise additional capital on acceptable terms or at all, uncertainty relating to Zonagen's patent portfolio, Zonagen's ability to have success in meeting governmental regulations and the costs and time required to meet such regulatory requirements, uncertainty concerning the reliability of non-US clinical trials, manufacturing uncertainties related to Progenta(TM), the Company's ability to remain listed on Nasdaq, and such other risks identified in Zonagen's Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission (SEC). These documents are available on request from Zonagen or at www.sec.gov. Zonagen disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact:
     Zonagen, Inc., The Woodlands
     Joseph S. Podolski, 281-719-3447